Exhibit 99.1

Molina Healthcare, Inc. Announces $500 Million Common Stock Repurchase Program

LONG BEACH, Calif.--(BUSINESS WIRE)--December 13, 2019--Molina Healthcare, Inc. (NYSE: MOH) (“Molina” or “the Company”) today announced that its Board of Directors has authorized a repurchase program for up to $500 million of the Company’s outstanding common shares. The repurchase program will be funded by existing cash on hand and will extend through December 31, 2021.

The exact timing and amount of any repurchase will be determined by the Company's management, based on market conditions and share price, in addition to other factors, and will be subject to the restrictions relating to volume, price, and timing under applicable law, including Rule 10b-18 under the Securities Exchange Act of 1934.

Thomas Tran, the Company’s Chief Financial Officer, commented, “As a routine part of our long-term capital deployment planning, we thought it prudent to put into place a share repurchase program to maximize our optionality. However, our highest priority for the deployment of capital will continue to relate to growth, including both expansion into new states such as Kentucky and the pursuit of attractive mergers and acquisitions opportunities.”

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through its locally operated health plans, Molina Healthcare served approximately 3.3 million members as of September 30, 2019. For more information about Molina Healthcare, please visit molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements regarding the Company’s $500 Million Common Stock Repurchase Program.  All forward-looking statements are based on our current expectations that are subject to numerous risks and uncertainties that could cause actual results to differ materially.  Such risks and uncertainties include, without limitation, general market conditions and the Company’s share price.  Given these risks and uncertainties, the Company can give no assurances that its forward-looking statements will prove to be accurate. All forward-looking statements in this press release represent Molina’s judgment as of the date hereof, and, except as otherwise required by law, the Company disclaims any obligation to update any forward-looking statements to conform the statement to actual results or changes in its expectations.

Contacts

Investor Contact:
Julie Trudell
Julie.Trudell@molinahealthcare.com
562-912-6720

Media Contact:
Caroline Zubieta
Caroline.Zubieta@molinahealthcare.com
562-951-1588